Exhibit 99.1

Booking Holdings Announces it has Signed an Agreement to Acquire FareHarbor

NORWALK, Conn., April 19, 2018 – Booking Holdings Inc. (NASDAQ: BKNG) today announced that it has entered into an agreement to acquire local activities and experiences booking software provider, FareHarbor. Founded in Hawaii in 2013 and now headquartered in Denver, FareHarbor’s technology allows tour and activity operators to connect with customers online through software that facilitates an easy, seamless booking experience.  FareHarbor’s senior management team will report into the Booking.com leadership team.

"Today travel is fueled by technology, yet the local experiences and attractions marketplace is still largely offline,” said Gillian Tans, CEO of Booking.com. “FareHarbor’s technology allows local tours and attractions to easily bring their businesses online.  We see an immense opportunity to leverage this technology to bring more local experiences online, benefitting the entire global travel ecosystem for both consumers and local businesses by allowing them to connect instantly through a seamless digital experience.”
FareHarbor will operate as an independent business within the company.  The acquisition has been approved by FareHarbor’s board of directors and stockholders and is expected to close in the coming weeks, subject to satisfaction of closing conditions.

About Booking Holdings:

Booking Holdings (NASDAQ: BKNG) is the world leader in online travel and related services, provided to consumers and local partners in over 220 countries and territories through six primary brands: Booking.com, priceline.com, KAYAK, agoda.com, Rentalcars.com and OpenTable. The mission of Booking Holdings is to help people experience the world. For more information visit Bookingholdings.com.